UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2008, GPW Virginia Timberlands LLC ("GPW Virginia"), an indirect wholly owned and bankruptcy-remote subsidiary of P. H. Glatfelter Company (the "Company"), entered into a Term Loan Agreement with SunTrust Bank (the "Agent"), pursuant to which GPW Virginia borrowed $36,694,500 on fully secured basis (the "Term Loan"). The Term Loan bears interest at a six month reserve adjusted LIBOR rate plus a margin rate of 1.20% per annum. Interest on the Term Loan is payable semiannually. The principal amount of the Term Loan is due on January 15, 2013, but GPW Virginia may prepay the Term Loan, in whole or in part, without premium or penalty. The bulk of the proceeds from the term loan are expected to be used to pay down outstanding debt in accordance with the Company’s credit facility.

The Term Loan is secured by all of the assets of GPW Virginia, including, without limitation, (i) a 20-year note (the "GIC Note") in the principal amount of $43,170,000, dated November 16, 2007, issued by GIC Investments LLC, a wholly owned subsidiary of Glawson Investments Corp., in connection with GIC’s purchase of certain timberlands from the Company, (ii) an irrevocable letter of credit supporting the GIC Note (the "GIC Letter of Credit") issued by The Royal Bank of Scotland plc (the "L/C Issuer") and (iii) notes with an aggregate principal amount of $9,158,000 issued by the Company in favor of GPW Virginia (the "Company Notes"). The Term Loan requires mandatory prepayment in the event that the maturity of the GIC Note is accelerated for any reason.

The Term Loan Agreement contains representations, warranties and covenants customary for financings of this type. The Term Loan Agreement also contains customary events of default, including, without limitation, (i) failure to pay principal, interest or other amounts when due, (ii) material breach of covenants that are not remedied within 30 days of obtaining knowledge of or receiving notice of such breach, (iii) false or materially incorrect representations or warranties, (iv) insolvency or bankruptcy and (v) a final monetary judgment against GPW Virginia. In addition, the following also constitute events of default under the Term Loan: (i) the occurrence of certain events related to the GIC Note, including a payment default not cured by drawing under the GIC Letter of credit within five days after such payment default; (ii) a drop in the long-term debt rating of the L/C Issuer without replacement of the L/C Issuer with an appropriate substitute or the replacement of the L/C Issuer for other reasons with an inappropriate substitute; and (iii) a default under the Company Notes. Defaults under the Company Notes include, without limitation, (i) failure to pay principal, interest or other amounts when due, (ii) material breach of covenants that are not remedied within 30 days of obtaining knowledge of or receiving notice of such breach, (iii) false or materially incorrect representations or warranties, (iv) insolvency, dissolution or bankruptcy and (v) a change in control of the Company. If an event of default under the Term Loan Agreement occurs and is continuing, then the Agent or the requisite lenders may declare outstanding obligations under the Term Loan Agreement immediately due and payable.

In addition to its functions under the Term Loan, the Agent is a lender under the Company’s credit agreement, is party to a term loan agreement, dated as of March 21, 2003, with GPW Timberlands LLC, a wholly owned subsidiary of the Company, pursuant to which GPW Timberlands LLC borrowed $34,000,000, and acts as the trustee for the Company’s 7-1/8% Notes due 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

January 18, 2008	By:	/s/David C. Elder

Name: David C. Elder
Title: Corporate Controller and Chief Accounting Officer